Exhibit 3.3

Amendment 1 to the Bylaws of Solitron Devices, Inc.

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 It is hereby certified that:

1.	The Bylaws of Solitron Devices, Inc., a Delaware corporation (the “Corporation”), were amended by deleting Article V thereof in its entirety and replacing Article V with the following:

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

SECTION 1. Stock Certificates. Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. Upon request, every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board or the Vice-Chairman of the Board or the President of a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preference and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/ or rights.

SECTION 2. Facsimile Signatures. Any of or all the signatures, as well as the seal of the Corporation, appearing on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond equivalent to such sum as may be made against the Corporation on account of the alleged loss, theft or destruction of any such certicate or the issuance of such new certificate. The replacement of a lost certicate may be in a certificated or uncertificated form pursuant to the provisions of Section 1 of Article V.

SECTION 4. Transfers of Stock. Transfers of stock shall be made on the books of the Corporation in the case of uncertificated shares of stock upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney-in-fact lawfully constituted in writing and in the case of certificated shares upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for share duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a record of ownership in a certificated or uncertificated form to the person entitled thereto, cancel the old certificate (if applicable) and record the transaction upon its records provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall also be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.
SECTION 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

SECTION 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certicates for shares of stock of the Corporation.

SECTION 7. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the day of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

2.	The amendment of Bylaws herein certified has been duly adopted in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation.

Date: December 12, 2007	SOLITRON DEVICES, INC.

By: /s/ Name: Shevach Saraf Title: Chairman of the Board, President, Chief Executive Officer, Treasurer, and Chief Financial Officer.